The Chrysler Building
PARKER CHAPIN LLP                      405 Lexington Avenue, New York, NY  10174
                                       (212) 704-6000 Fax (212) 704-6288


                                                 October 5, 2000

ObjectSoft Corporation
Continental Plaza III
433 Hackensack Avenue
Hackensack, NJ  07601

Dear Sir or Madam:

         We have acted as counsel to ObjectSoft Corporation, a Delaware corporation (the "Company"), in connection with its filing of a registration statement on Form S-3 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an offering of an aggregate of 1,000,000 shares of common stock, par value $.0001 per share (the "Shares") of the Company.

         In our capacity as counsel to the Company, we have examined originals or copies, satisfactory to us, of the Company's (i) Certificate of Incorporation, as amended, (ii) Amended and Restated By-laws and (iii) resolutions of the Company's board of directors. We have also reviewed such other matters of law and examined and relied upon all such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Company.

         Based upon and subject to the foregoing, we are of the opinion that:

                  (a) the shares of Common Stock issued pursuant to the Common Stock Purchase Agreement, dated as of August 24, 2000 between the Company and LaJolla Cove Investors, Inc., have been validly authorized and issued, and are fully paid and non-assessable;

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ObjectSoft Corporation
October 5, 2000
Page 2

                  (b) the shares of Common Stock issuable upon the exercise of the warrants (the "Warrants") issued to Aspen International, Ltd. pursuant to a promissory note (the "Note"), upon issuance and payment in accordance with the terms of the Note and the terms of the Warrants, will be legally issued, fully paid and non-assessable;

                  (c) the shares of Common Stock issuable upon the exercise of the warrant (the "Consultant Warrant") issued to The Fulton Group pursuant to a Consultant Agreement, dated as of September 28, 2000 (the "Agreement"), upon issuance and payment in accordance with the terms of the Agreement and the terms of the Consultant Warrant, will be legally issued, fully paid and non-assessable.

         We hereby consent to the use of our name under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or
Item 509 of Regulation S-B promulgated under the Act.

                                                              Very truly yours,


                                                           /s/PARKER CHAPIN LLP
                                                              PARKER CHAPIN LLP